Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement on Amendment No. 1 to Form S-4 (File No. 333-262058) of North Mountain Merger Corp. (the “Company”) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated March 21, 2022 with respect to our audits of the consolidated financial statements of North Mountain Merger Corp. as of December 31, 2021 and 2020, for the year ended December 31, 2021, and for the period from July 14, 2020 (inception) through December 31, 2020, which report appears in the Proxy Statement/Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Proxy Statement/Prospectus.

/s/ Marcum llp

Marcum llp
Los Angeles, CA
March 24, 2022